                                                                    EXHIBIT 10.1

                                AGENCY AGREEMENT

                                 by and between

                      IRON MOUNTAIN STATUTORY TRUST - 1999
                                       and

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.


                            Dated as of July 1, 1999

================================================================================

                                TABLE OF CONTENTS

                                                                          PAGE

PRELIMINARY STATEMENT........................................................1

ARTICLE 1     DEFINED TERMS..................................................1

ARTICLE 2     AGENCY.........................................................2
              2.1   Appointment.  ...........................................2
              2.2   Payment for Costs of the Properties.  ...................2
              2.3   Other Payments.  ........................................2
              2.4   Suits and Actions.  .....................................3

ARTICLE 3     OWNER'S ADVANCES...............................................3
              3.1   Owner's Advances.  ......................................3
              3.2   Owner's Cooperation.  ...................................4

ARTICLE 4     INITIAL CLOSING, DESIGNATION OF PROPERTIES BY AGENT, AND
              PROPERTY CLOSINGS..............................................4
              4.1   Initial Closing.  .......................................4
              4.2   Designation of Proposed Properties.  ....................5
              4.3   Limits on Acquisition of Proposed Properties.  ..........6
              4.4   Procedures for Property Closings.  ......................6
              4.5   Loan Financing.  ........................................6

ARTICLE 5     CONDITIONS OF OWNER'S OBLIGATIONS..............................6
              5.1   Conditions to Closings.  ................................6
                    5.1.1 Operative Documents.  .............................7
                    5.1.2 Taxes.  ...........................................8
                    5.1.3 Status of Title. ..................................8
                    5.1.4 Title Insurance.  .................................8
                    5.1.5 Survey; Zoning; Certificate of Occupancy.  ........8
                    5.1.6 Opinions of Counsel.  .............................9
                    5.1.7 Certificates.  ....................................9
                    5.1.8 Legal Restrictions.  ..............................9
                    5.1.9 No Adverse Change.  ...............................9
                    5.1.10    Environmental Reports.  .......................9
                    5.1.11    Evidence of Insurance.  ......................10
                    5.1.12    Closing of Loans and Equity Investment.  .....10
                    5.1.13    Proceedings and Documents.  ..................10
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                                     - ii -


                    5.1.14    Fees and Expenses.  ..........................11
                    5.1.15    Requisition.  ................................11
                    5.1.16    Appraisals.  .................................11
                    5.1.17    Other Requirements.  .........................11

ARTICLE 6     CONDITIONS OF AGENT'S OBLIGATIONS AT CLOSINGS.................12
              6.1   Operative Documents.  ..................................12
              6.2   Opinions of Counsel.  ..................................12
              6.3   Certificates.  .........................................12
              6.4   Legal Restrictions.  ...................................12
              6.5   Costs of the Properties.  ..............................12

ARTICLE 7     REPRESENTATIONS AND WARRANTIES OF AGENT.......................13
              7.1   Organization and Power.  ...............................13
              7.2   Full Disclosure.  ......................................13
              7.3   Litigation.  ...........................................13
              7.4   No Adverse Change.  ....................................14
              7.5   No Defaults.  ..........................................14
              7.6   No Violation.  .........................................14
              7.7   Agreements are Legal and Authorized.  ..................14
              7.8   Insurance...............................................14
              7.9   Consents.  .............................................14
              7.10  Approvals.  ............................................15
              7.11  Compliance; Taxes.  ....................................15
              7.12  Use of Advances.  ......................................15
              7.13  Lease.  ................................................15
              7.14  Use.  ..................................................15
              7.15  ERISA.  ................................................16
              7.16  Property Related Information.  .........................16
              7.17  Location of Office and Records.  .......................16
              7.18  Brokers.  ..............................................16

ARTICLE 8     REPRESENTATIONS AND WARRANTIES OF OWNER.......................16
              8.1   Organization and Power.  ...............................16
              8.2   Agreements Legal and Authorized.  ......................17
              8.3   Litigation.  ...........................................17
              8.4   No Violation.  .........................................17
              8.5   Consents.  .............................................17


ARTICLE 9     DEFAULTS AND REMEDIES.........................................18
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                                     - iii -


              9.1   Events of Default.  ....................................18
              9.2   Remedies.  .............................................18
              9.3   Costs of Enforcement.  .................................19
              9.4   Cumulative Remedies.  ..................................19

ARTICLE 10    MISCELLANEOUS.................................................19
              10.1  Governing Law; Jurisdiction and Venue.  ................19
              10.2  Notices; Modification; Waiver  .........................20
              10.3  Illegal Provision.  ....................................20
              10.4  Binding Effect; Third Party Beneficiary.  ..............20
              10.5  Counterparts.  .........................................21
              10.6  Headings.  .............................................21
              10.7  Reproduction of Documents.  ............................21
              10.8  Time of Essence.  ......................................21
              10.9  Payment of Expenses.  ..................................21
              10.10 Advisory Fee.  .........................................22
              10.11 Limited Liability of Owner.  ...........................22
              10.12 Waiver of Jury Trial. ..................................23


Appendix I    Definitions

Schedule A    Land Parcels

      This AGENCY AGREEMENT, is dated as of July 1, 1999 (this Agreement), by and between IRON MOUNTAIN STATUTORY TRUST - 1999, a Connecticut statutory trust (together with its successors and assigns, Owner), and IRON MOUNTAIN RECORDS MANAGEMENT, INC., a Delaware corporation (together with its successors and assigns, Agent).

                              PRELIMINARY STATEMENT

      Agent has accepted the Lease Proposal made by Placement Agent for the lease financing of Properties consisting of warehouse storage facilities to be located in several states. Agent, as agent for Owner, desires from time to time to designate for acquisition by Owner a Property or Properties pursuant to
Article 4 below. Owner will appoint Agent as its agent to undertake such acquisition of such Properties. Upon acquisition by Owner of a Property, Owner will lease such Property to Agent pursuant to the Lease. From time to time, Agent, as Agent for Owner may cause Additional Improvements to be constructed on a Property in accordance with Section 3.2 of the Loan Agreement and with Section 10(d) of the Lease. For each Property, the Costs of the Property will be satisfied with the payments made and to be made by Owner pursuant to Article 3 hereof and, to the extent required under the Operative Documents, with funds of the Agent. Pursuant to the Loan Agreement, Owner will borrow up to 96% of the funds necessary to make such payments. In connection therewith, and in order to induce the Lenders to enter into the loan transactions contemplated by the Loan Agreement, Owner is entering into the Loan Agreement, granting a first deed of trust or mortgage on each Property to Agent Bank for the benefit of the Lenders and assigning its rights under the Lease, this Agreement and the Guaranty to Agent Bank for the benefit of the Lenders. Owner will provide the remaining 4% of the required funds in the form of the Equity Investment. Beneficiary will deliver to the Bank, as Trustee under the Owner Trust Agreement, funds in the amount of the Equity Investment, to be applied as provided herein and therein. The obligations of Agent hereunder are unconditionally guaranteed by Guarantor pursuant to the Guaranty.

                                    ARTICLE 1

                                  DEFINED TERMS

      Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Appendix I hereto.

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                                     - 2 -


                                    ARTICLE 2

                                     AGENCY

      2.1 Appointment. Solely for the limited purposes hereinafter set forth, Owner hereby designates Agent as its agent, and Agent hereby accepts such appointment, to designate and acquire the Properties (and as permitted herein and in the Lease, construct Additional Improvements thereon) strictly in accordance with the terms and conditions of this Agreement and the other Operative Documents, to pay (in accordance with Section 2.2 below) all Costs of the Property with respect to each Property, and to cause title to the same to vest in Owner. Agent shall have no authority to act for or on behalf of Owner except as so provided. The acceptance by Agent on behalf of Owner of any property or any contractual obligation with respect to which Agent does not have authority to act on behalf of Owner as described in this Agreement shall be ineffective, ab initio, to create in or transfer to Owner any legal or beneficial right or interest in such property or any contractual obligation or to impose on Owner any liability, obligation or responsibility with respect thereto. Agent shall cause any agreement, contract, purchase order, or other writing purporting to be binding upon Owner to refer to Agent as agent for Owner. The authority of Agent hereunder shall terminate on the earliest to occur of (i) the Acquisition Outside Date, (ii) the acquisition of Properties in an amount up to but not exceeding the Total Property Cost and (iii) notice by Owner to Agent of such termination after the occurrence and during the continuance of an Event of Default. The termination of Agent's authority hereunder shall not discharge Agent or limit in any way Agent's liability hereunder with respect to obligations arising out of this Agreement and Agent's performance hereunder prior to the date of such termination of Agent's authority including, without limitation, with respect to Agent's indemnification of the Indemnified Parties pursuant to Section 2.3, or with respect to Agent's obligations under Article 10.

      2.2 Payment for Costs of the Properties. Agent shall pay or cause to be paid the Cost of the Properties using (a) the proceeds of Advances and (b) its own funds to the extent required under Section 10(d) of the Lease.

      2.3 Other Payments. Notwithstanding the agency created hereby, and in addition to all other indemnities contained herein or in the Lease, Agent shall indemnify and defend the Indemnified Parties (with counsel selected by Agent, reasonably approved by such Indemnified Parties, and paid for by Agent) and hold the Indemnified Parties harmless from any and all claims arising out of Agent's actions or omissions on behalf of Owner whether with or without authority hereunder, except anything resulting from the gross negligence or wilful misconduct of any such Indemnified Party.

      2.4 Suits and Actions. If in the performance of its obligations under this Agreement, Agent suffers any loss or damage or otherwise has a claim against any third party

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                                     - 3 -


with respect to any Property, Agent may bring lawsuits or other actions in its own name or in Owner's name, as appropriate, and in any case at Agent's sole cost and expense, subject to the following conditions:

            (a) Agent may control such action unless at any time Owner determines in its reasonable judgment that control of such action by Agent could have a material adverse impact on or material risk to Owner, in which case Owner shall have the right to control such action.

            (b) Agent shall have agreed to pay Owner on demand all reasonable costs and expenses that Owner actually incurs in connection with such action.

            (c) No Event of Default shall have occurred and shall have been continuing.

      Owner shall cooperate with Agent with respect to any such action controlled by Agent, and Agent shall consult with Owner regarding the conduct of such action, including keeping Owner reasonably informed of the progress of such action, allowing Owner to receive and comment on written submissions and considering in good faith Owner's suggestions regarding such action. Subject to satisfaction of the foregoing conditions, including payment by Agent of any indemnity payments to Owner or any other Indemnified Party, the damages or other proceeds of any such action shall be payable to Agent.

                                    ARTICLE 3

                                OWNER'S ADVANCES

      3.1   Owner's Advances.

            (a) Subject to the terms and conditions of the Loan Agreement and of this Agreement, including satisfaction of the applicable conditions set forth in Articles 4 and 5 hereof, and so long as no Default or Event of Default has occurred and is continuing, Owner agrees to pay or cause to be paid the Costs of the Properties to Agent or to Persons designated by Agent in writing at least 4 days prior to a Closing as follows: (x) on any Property Closing Date (which shall occur no more frequently than monthly), or (y) on a Closing Date during the Interim Term with respect to Additional Improvements not funded on a Property Closing Date, Owner shall make an advance (an Advance) with respect to the Property or Properties so acquired or with respect to such Additional Improvements (i) solely out of the proceeds to Owner of the Equity Investment made with respect to such Property or Properties with respect to such Additional Improvements and (ii) the proceeds of any Loans made to Owner by the Lenders on such date in each case upon a Requisition therefor delivered in substantial accordance with the provisions hereof and of the Loan Agreement. Nothing contained in this Agreement shall in any way obligate Owner to pay any debt or meet any financial obligation under this Agreement or otherwise with respect to Costs of the Properties, except from monies actually received by Owner from the sources specified in this Section
3.1. Agent shall submit all Requisitions and related materials directly to Agent Bank, and any Requisitions under the Loan Agreement shall serve as the Requisitions contemplated by this Agreement.

            (b) Each Advance shall be in an amount not to exceed 100% of the Costs of the Property being acquired or completed on such Closing Date, but in any case only out of funds available to Owner from the proceeds of the Loans and any Equity Investment.

            (c) The aggregate of all Advances made under this Agreement shall not exceed the Total Property Cost. Owner shall make or cause to be made each Advance by wire transfer to Agent, at Union Bank of California, ABA No. 122000496, account in the name of "Iron Mountain Records Management, Inc.", account number 1000-132-337, or to such other accounts or persons and in such manner as Agent may designate in writing no later than four Banking Days before the date of any Advance. Any Advance that would otherwise be required to be made on a day that is not a Banking Day shall be made on the next following Banking Day.

      3.2 Owner's Cooperation. Owner agrees to cooperate with Agent in all reasonable respects, at Agent's sole cost and expense, in satisfying conditions precedent to Loans under the Loan Agreement.

                                    ARTICLE 4

        INITIAL CLOSING, DESIGNATION OF PROPERTIES BY AGENT, AND PROPERTY
                                    CLOSINGS

      4.1 Initial Closing. Subject to compliance with the provisions of this Agreement, the execution and delivery of the Operative Documents set forth in
Section 5.1.1 (A) (the "Initial Closing") shall take place at 10:00 a.m., Boston time, on August 20,1999 (the "Initial Closing Date"), at the offices of Day, Berry & Howard LLP, 260 Franklin Street, Boston, Massachusetts 02110. At the Initial Closing, subject to compliance by Agent with its obligations under
Section 5.1 and Owner of its obligations under Article 6 (in each case as applicable to the execution, delivery and performance of such Operative Documents), Agent and Owner shall enter into such Operative Documents all in accordance with the terms and conditions set forth therein.

      If, on the Initial Closing Date, Agent shall not perform its obligations in accordance with this Agreement or if the conditions specified in Article 5 applicable to the execution, delivery and performance of the Operative Documents executed on such date have not been satisfied to Owner's reasonable satisfaction, Owner shall, at its option exercisable on the Initial Closing Date, be relieved of its obligations hereunder. Similarly, if on the Initial Closing Date, Owner shall not perform its obligations in accordance with this Agreement or if the conditions specified in Article 6, applicable to the execution, delivery and performance of such Operative Documents and with respect to parties other than Agent shall not have been satisfied to Agent's satisfaction, Agent shall, at its option exercisable on the Initial Closing Date, but subject to Section 10.9 hereof, be relieved of its obligations hereunder, except as otherwise provided herein or as separately agreed. Furthermore, in either of such events, to the extent any documents have been delivered with respect to the Initial Closing, they shall be returned to the appropriate parties and to the extent any documents have been recorded, they shall be released of record.

      4.2 Designation of Proposed Properties. Owner and Agent agree that Agent will designate warehouse or data storage facilities in various states pursuant to this Agreement during the Interim Term (Proposed Properties). To the extent that Agent desires to so designate to Owner any Proposed Property, Agent shall provide Owner and Agent Bank with at least 15 Business Days advance written notice (a Property Designation Notice) prior to a Property Closing Date and each Property Designation Notice shall include the following:

            (a) a detailed description of such Proposed Property, including the type of structure, the square footage, the number of floors, the size of the Land Parcel and if Additional Improvements are contemplated with respect to such Proposed Property,

            (b) a detailed estimate of the applicable Costs of the Property with respect to such Proposed Property,

            (c) an Appraisal (which Appraisal shall assume that any Additional Improvements have been timely completed by the Completion Date) reasonably acceptable to Owner and Agent Bank, and

            (d) the anticipated Closing Date with respect to such Proposed Property and, if different, the anticipated Closing Date for the Additional Improvements.

      No Proposed Property shall become a Property hereunder or under the Lease without the prior written consent of Owner, Beneficiary, LC Issuer and the Lenders, which consent shall not be unreasonably withheld or delayed.

      4.3 Limits on Acquisition of Proposed Properties. Notwithstanding any other provision hereof, in no event shall Agent be entitled to cause Owner to acquire any Proposed Property if (i) the acquisition of such Proposed Property and the commencement of the Basic Term with respect thereto pursuant to the Lease would commence after the Acquisition Outside Date, (ii) the Cost of the Property with respect to such Proposed Property would, when combined with the actual or projected Costs of the Property attributable to all other current or Proposed Properties exceed the Total Property Cost.

      4.4 Procedures for Property Closings. Subject to compliance by Agent with its obligations hereunder, including Section 5.1 hereof and Owner of its obligations under Article 6, Agent and Owner agree with respect to Proposed Properties to conduct "Property Closings"; provided, however, that with respect to any Property Closing, the aggregate Costs of the Properties to be acquired at such Property Closing shall be more than $1,500,000 and no Cost of a Property shall exceed $12,000,000. Each Closing shall take place at the offices of Day, Berry & Howard LLP, Boston, Massachusetts on such dates as may from time to time be designated by Agent (subject to the reasonable approval of Owner and the Agent Bank), provided that no Property Closing shall take place with respect to any Proposed Property after the Acquisition Outside Date.

      4.5 Loan Financing. At the Initial Closing, Owner will enter into the Loan Agreement and the other Operative Documents to which it is a party in order to obtain Loans to finance Advances made by Owner hereunder to Agent with respect to the acquisition of Properties such Loans to be in the aggregate principal amount of 96% of the respective Costs of the Properties. Agent acknowledges that Owner will assign its rights under this Agreement to Agent Bank pursuant to the Assignment, and Agent covenants and agrees that it shall perform its obligations under this Agreement for the benefit of Agent Bank in accordance with the provisions of such Assignment. Owner agrees with Agent that it will (i) forward to Agent copies of all notices received or given by Owner under the Loan Agreement and (ii) not agree to or enter into any consent, waiver, approval, modification or amendment under the Loan Agreement or any of the Deeds of Trust without the prior written consent of Agent.

                                   ARTICLE 5

                        CONDITIONS OF OWNER'S OBLIGATIONS

      5.1 Conditions to Closings. The obligations of Owner to enter into the applicable Operative Documents and amendments with respect to the Initial Closing and each Property Closing, and to make any Advances in connection therewith are subject to (a) the accuracy and correctness as of the applicable Closing Date of the representations and warranties of Agent contained herein,
(b) the accuracy and correctness as of the applicable Closing Date of the representations of Agent contained in each of the Operative Documents and in any other document or certificate delivered pursuant hereto or thereto with respect to it, (c) the performance by Agent of its agreements contained herein and to be performed by it on or prior to the applicable Closing Date, and (d) the satisfaction or waiver by Owner of all of the following conditions:

      5.1.1 Operative Documents. (i) On the Initial Closing Date, each of the following documents in clause (A) below shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and (ii) on each Property Closing Date each of the following documents in clause (A) and (B) below shall have been (or continue to be) duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder (such documents, or amendments or supplements thereto, in clause (A) and (B) below, collectively, the Operative Documents). On the respective Closing Dates each of the executed Operative Documents, as applicable, shall be delivered to Owner, Agent, Beneficiary, the Lenders, Agent Bank and LC Issuer or their special counsel as follows:

              (A)    On the Initial Closing Date:

                     (i)    this Agreement;
                     (ii)   the Lease;
                     (iii)  the Loan Agreement;
                     (iv)   the Guaranty;
                     (v)    the Assignment
                     (vi)   the Letter of Credit;
                     (vii)  the Reimbursement Agreement;
                     (viii) the Owner Trust Agreement; and
                     (ix)   the Assignment of Guaranty.

              (B)    On each Property Closing Date:

                     (i)    Supplement to Agency Agreement;
                     (ii)   Supplement to Lease:
                     (iii)  Memorandum of Lease;
                     (iv)   Notes in the forms contemplated by the Loan
                            Agreement;
                     (v) a Deed of Trust to Agent Bank with respect to such Property;
                     (vi)   Supplement to Assignment;
                     (vii)  Supplement to Letter of Credit:
                     (viii) LC Deed of Trust with respect to such Property; and
                     (ix)   the Deed with respect to such Property.

      On each Property Closing Date, the Operative Documents or memoranda or short forms thereof shall have been recorded, registered and filed, if necessary (or delivered to the Title Company for recordation, registration or filing, as the case may be), in such manner as to impart notice thereof and/or to perfect the lien thereof and to enable local counsel in each state in which a Property is located, special counsel to Owner and Beneficiary and special counsel to Agent to render the opinions referred to in Section 5.1.6.

      5.1.2 Taxes. On each Closing Date, all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of this Agreement and the other Operative Documents shall have been paid (or, with respect to recording, filing or registration fees, sufficient funds therefor shall have been deposited with the Title Company or other appropriate Person).

      5.1.3 Status of Title. On each Property Closing Date, Owner shall have a valid fee simple interest in the Land Parcel and all Existing Improvements located thereon with respect to such Proposed Property, free and clear of all liens, encumbrances, charges and other exceptions to title, except for Permitted Encumbrances.

      5.1.4 Title Insurance. On each Property Closing Date, Owner shall have received a policy of owner's title insurance with respect to such Proposed Property and Agent Bank and LC Issuer shall have each received a policy of mortgage title insurance, on American Land Title Association standard policy, revised coverage, form formerly known as 1970 form (or commitments therefor) from a title insurance company acceptable to Owner and Agent Bank and dated the applicable Closing Date, which policies or commitments and all reinsurance agreements shall insure the applicable Loan as fully disbursed and shall otherwise be reasonably satisfactory to Owner, Agent Bank and LC Issuer in form, substance (including affirmative coverages and endorsements) and amount.

      5.1.5 Survey; Zoning; Certificate of Occupancy. On each Property Closing Date, at least fifteen days prior to such Property Closing, Owner, Agent Bank, Beneficiary and LC Issuer shall have received (a) an instrument survey plan of the Land Parcel with respect to such Proposed Property, showing all Existing Improvements located thereon, reasonably satisfactory in form and substance to Owner, Agent Bank, Beneficiary and LC Issuer and certified to Owner, Agent Bank, Beneficiary, LC Issuer and the Title Company, by a surveyor licensed in the State in which such Proposed Property is located, (b) evidence reasonably satisfactory to Owner, Agent Bank, Beneficiary and LC Issuer that the Land Parcel with respect to such Proposed Property is properly zoned for the use of such Proposed Property contemplated hereby, and (c) for Proposed Properties containing Improvements completed within six months of such Property Closing Date, a "certificate of occupancy" from the applicable governmental authority.

      5.1.6 Opinions of Counsel. On each Closing Date, Owner, Agent Bank, Beneficiary and LC Issuer shall have received opinions from special counsel to Owner, from local counsel in each state in which such Proposed Property is located (only with respect to any Property Closing), and from counsel to Agent and Guarantor. Each opinion shall be dated the applicable Closing Date and be addressed to and in form and substance reasonably satisfactory to Owner, Agent Bank, Beneficiary, LC Issuer and their respective special counsel. On each Property Closing Date, without limiting the foregoing, Owner, Bank, Beneficiary, Agent Bank and Lenders shall have received such opinions and assurances as each shall require that each is either qualified to transact business in the state in which the applicable Proposed Property is located, or has been advised by local counsel that such qualification is not necessary in such state in order to engage in the transactions contemplated by this Agreement.

      5.1.7 Certificates. On each Closing Date, Owner, Agent Bank, Beneficiary and LC Issuer shall have received certificates of Agent, Owner and Guarantor, each dated as of the applicable Closing Date and reasonably satisfactory in form and substance to Owner, Agent Bank, Beneficiary and LC Issuer.

      5.1.8 Legal Restrictions. On each Closing Date, neither Owner, Lenders, Beneficiary nor LC Issuer shall be prohibited or restricted by law from engaging in the transactions contemplated hereby on such Closing Date. The transactions contemplated by this Agreement and the other Operative Documents on the terms and conditions herein or in the Operative Documents provided, shall not violate any applicable law or governmental regulation and shall not subject Owner, Lenders, Beneficiary or LC Issuer to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation on such Closing Date.

      5.1.9 No Adverse Change. On each Closing Date, there shall have been no material adverse change in the condition, financial or otherwise, of Guarantor and its Subsidiaries since the date of the last audited financial statement of Guarantor furnished or required to be furnished to the Lenders.

      5.1.10 Environmental Reports. On each Property Closing Date, at least 10 days prior to such Closing Date, Owner, Agent Bank, Beneficiary and LC Issuer shall have received a copy of a "Phase I" and, if requested by Owner, Agent Bank, Beneficiary or LC Issuer in its reasonable judgment based upon the "Phase I" with respect thereto, a "Phase II" environmental site assessment report(s) for such Proposed Property, addressed to Owner, Agent Bank, Beneficiary and LC Issuer or accompanied by a letter permitting Owner, Agent Bank, Beneficiary and LC Issuer to rely thereon, performed by an independent environmental engineer selected or approved by Beneficiary and satisfactory to Agent, Agent Bank, Beneficiary and LC Issuer. If any such environmental site assessment report reveals the need for additional review for such Proposed Property, Agent shall have provided such additional environmental site assessment reports as are reasonably required by Owner, Agent, Beneficiary or LC Issuer and any remediation recommended therein to be performed shall have been performed to the reasonable satisfaction of Owner, Agent Bank, Beneficiary and LC Issuer. Owner, Agent Bank, Beneficiary or LC Issuer shall notify Agent of any unsatisfactory conditions, and if such conditions are not cured within a reasonable time period to the reasonable satisfaction of Owner, Agent Bank, Beneficiary and LC Issuer (but in no event less than seven days prior to such Closing Date), such Proposed Property shall not become subject to the Lease and Agent shall have no right or authorization to act on behalf of Owner with respect to such Proposed Property or to receive any reimbursements for Costs of the Property with respect thereto.

      5.1.11 Evidence of Insurance. On each Property Closing Date, Owner and Agent Bank each shall have received a certificate relating to insurance substantially in the form of Schedule I to the Lease, together with policies or certificates of insurance evidencing the compliance by Agent with the provisions of Article 13 of the Lease.

      5.1.12 Closing of Loans and Equity Investment. On each Property Closing Date, the applicable Loan shall have closed with respect to such Proposed Property, any Equity Investment with respect to such Proposed Property shall have been made such that the aggregate Equity Investment with respect to all Properties shall at no time be less than 4% of the Cost of the Properties. Owner shall be entitled to and shall have received the advance of the proceeds of the applicable Loan with respect to each Proposed Property.

      5.1.13 Proceedings and Documents. All opinions, certificates and other instruments required hereunder or by any other Operative Document with respect to each Closing, and all proceedings in connection with the transactions contemplated by this Agreement with respect to such Closing shall be reasonably satisfactory in form and substance to Owner, the Lenders, Agent Bank, Beneficiary, LC Issuer and their respective special counsel. Owner, the Lenders, Agent Bank, Beneficiary and LC Issuer shall have received copies of all instruments and other evidence as Owner, the Lenders, Agent Bank, Beneficiary or LC Issuer may reasonably request, in form and substance satisfactory to Owner, Agent Bank, Beneficiary, LC Issuer and their respective special counsel, with respect to such transactions and the taking of all corporate proceedings in connection therewith. If any provision of this Agreement requires the certification of the existence or non-existence of any particular fact or implies as a condition the existence or non-existence of such fact, then Owner shall be free after notice to and consultation with Agent to establish to its reasonable satisfaction the existence or non-existence of any such fact.

      5.1.14 Fees and Expenses. On each Closing Date, subject to the provisions of Section 10 hereof, Agent shall have made adequate provision for payment or reimbursement to Owner, Agent Bank, the Lenders, Beneficiary and LC Issuer of all out of pocket expenses and counsel fees reasonably incurred by each of them in connection with the transactions contemplated by this Agreement and the other Operative Documents with respect to any Proposed Property. In connection with out of pocket expenses and counsel fees of the Lenders, it is expressly agreed that the payment and reimbursement obligations hereof shall apply only to Lenders' Counsel as counsel to the group of Lenders.

      5.1.15 Requisition. On each Property Closing Date, Agent Bank shall have received a Requisition from Agent with respect to such Proposed Property in the form required by the Loan

Agreement. The Requisition shall comply with all requirements hereof and of the Loan Agreement, shall be subject to review and approval by Agent Bank and shall set forth the dollar amount of any Equity Investment required in connection therewith.

      5.1.16 Appraisals. On each Property Closing Date, Agent shall have provided, at least 10 days prior to such Closing Date, at its sole cost and expense, a complete and detailed appraisal (Appraisal) of the Proposed Property, prepared by an MAI Appraiser selected by Beneficiary which shall be prepared in accordance with MAI standards and addressed to Agent, Owner, Lenders, Beneficiary and LC Issuer or accompanied by a letter permitting Agent, Owner, Lenders, Beneficiary and LC Issuer to rely thereon, satisfactory in form and substance to Agent, Lenders, Owner, Beneficiary and LC Issuer. Without limiting the generality of the foregoing, each such Appraisal shall indicate an estimated fair market value and useful life of the Proposed Property at the time of such Property Closing. Further, without limiting the generality of the foregoing, in order for such Appraisal to be satisfactory to Beneficiary, such Appraisal must establish to Beneficiary's satisfaction that the Equity Investment does not exceed the fair market value of the Proposed Property as of the applicable Property Closing Date.

      5.1.17 Other Requirements. On each Closing Date, Owner, Agent Bank, Beneficiary and LC Issuer shall have received such other documents, reports, and other materials as any of them may reasonably request evidencing Agent's compliance with the terms and conditions of this Agreement.

                                    ARTICLE 6

                  CONDITIONS OF AGENT'S OBLIGATIONS AT CLOSINGS

      The obligations of Agent to enter into those Operative Documents to which Agent is a party (or amendments or supplements thereof, as applicable) with respect to each Closing are subject to (a) the accuracy and correctness of the representations and warranties of Owner contained herein, (b) the accuracy and correctness of the representations of Owner and Beneficiary contained in the Operative Documents to which each is a party and in any other document or certificate delivered pursuant hereto or thereto, (c) the performance by (x) Owner of its agreements contained herein and to be performed by it and (y) Beneficiary of their respective agreements contained in the Owner Trust Agreement and to be performed by each thereof, in each case on or prior to the date of each Closing, and (d) the satisfaction or waiver by Agent of all of the following conditions:

      6.1 Operative Documents. Each of the Operative Documents (including, as required, amendments and supplements thereto) shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and no Default or Event of

Default shall exist thereunder, and counsel to Agent shall have received on Agent's behalf a fully executed copy of each of such documents.

      6.2 Opinions of Counsel. Agent shall have received from special counsel to Owner an opinion dated the applicable Closing Date and addressed to and in form and substance satisfactory to Agent.

      6.3 Certificates. Agent shall have received a certificate of Owner, dated the applicable Closing Date, satisfactory in form and substance to Agent.

      6.4 Legal Restrictions. Agent shall not be prohibited or restricted by law from engaging in the transactions contemplated by this Agreement on the applicable Closing Date. The transactions contemplated by this Agreement on the terms and conditions herein provided shall not violate any applicable law or governmental regulation and shall not subject Agent, to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

      6.5 Costs of the Properties. Agent shall have received the Advance due from Owner for reimbursement of the Cost of the Properties with respect to such Closing.

                                    ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF AGENT

      Agent warrants and represents to the Lenders, Owner, Bank, Agent Bank, Beneficiary and LC Issuer as follows as of the each Closing Date and as to each Property hereafter acquired on such Property Closing Date:

      7.1 Organization and Power. Agent (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in all other jurisdictions in which such qualification is required in order for Agent to carry on its business as now conducted including without limitation each state in which any Property once acquired is located, except where the failure to be so qualified will not have a material adverse effect on Agent; (b) has the full corporate power, authority and legal right to lease each Property from Owner; and (c) and has the requisite corporate power and authority to carry on its business as now conducted and to execute, deliver and perform the Operative Documents to which it is a party.

      7.2 Full Disclosure. No written statement delivered to Owner, the Lenders, Agent Bank, Beneficiary or LC Issuer by Agent in connection with the transactions contemplated hereby or contained in this Agreement or any other Operative Document to which Agent is a party contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading in any material respect. There is no fact peculiar to Agent which is not disclosed in writing which materially and adversely affects Agent's ability to perform under the Lease or any other Operative Document to which Agent is a party.

      7.3 Litigation. There is no action, suit or proceeding pending, or to the best of Agent's knowledge threatened, against or affecting Agent at law or in equity before any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality or arbitrator which if adversely determined (i) individually or in the aggregate would materially and adversely affect the performance by Agent of its obligations under this Agreement or any other Operative Document to which it is a party or the business and operations of Agent, taken as a whole, or (ii) would affect in any material respect the consummation or validity of the Operative Documents to which it is a party, or the transactions contemplated thereby.

      7.4 No Adverse Change. There has been no material adverse change in the condition of Guarantor and its Subsidiaries, financial or otherwise, since the date of the last audited financial statement delivered to Lenders.

      7.5 No Defaults. No Default or Event of Default has occurred and is continuing. Agent is not in default in the payment of the principal or interest on any indebtedness for borrowed money or for its deferred purchase of property or in default under any instrument or agreement under and subject to which any such indebtedness has been issued or under any lease, in each case involving the likelihood of any actions or proceedings against it which will materially and adversely affect Agent or its ability to perform under this Agreement, under the Lease or any other Operative Document to which Agent is a party.

      7.6 No Violation. Neither the execution, delivery or performance by Agent of this Agreement or the other Operative Documents to be delivered by Agent nor compliance herewith with respect to any of the Properties or therewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) any law in effect as of the Closing Date for a Property or (ii) any order, writ, injunction or decree of any court or other governmental authority, or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to such agreement or instrument except for Permitted Encumbrances. Neither the execution, delivery or performance by the Agent of this Agreement, or the Operative Documents to be delivered by Agent nor compliance by Agent herewith or therewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the certificate of incorporation or by-laws of Agent or (ii) any agreement or instrument to which Agent is a party or by which it is bound.

      7.7 Agreements are Legal and Authorized. This Agreement and the other Operative Documents to which Agent is a party have been duly authorized by Agent and as to all of the Properties by all necessary corporate action (including any necessary action by its shareholders) and have been duly executed and delivered by it, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, are legal, valid and binding obligations of Agent enforceable against it in accordance with their respective terms.

      7.8 Insurance. On each Property Closing Date, all insurance required by
Article 13 of the Lease is or will be in effect with respect to each such Property, and all premiums due and payable in respect of such insurance have or shall have been paid.

      7.9 Consents. No consent, license, approval or authorization of, or filing, registration or declaration with, or exemption or other action by, any governmental or public body, authority, bureau or agency (including courts) under the laws of the United States of America, the States of Delaware, Massachusetts, Connecticut, or of any other state in which a Property is located is required in connection with the execution and delivery or performance by Agent of this Agreement or any other Operative Document to which it is a party, except for such approvals, consents or permits which may be required as of the date hereof in connection with the use and occupancy of the Properties (all of which have been obtained and are in full force except for those that are not yet obtainable or are not material). All actions, consents and approvals of Agent required to be performed on or prior to the Property Closing Date for such Property in connection with the issuance of the related Notes and the making of the Equity Investment and the transactions contemplated by the Operative Documents have or will have been performed in accordance with their respective terms or have been obtained and remain in full force and effect as of each Closing Date.

      7.10 Approvals. Agent holds or, if not required on the date hereof, will obtain in the ordinary course on or before the date required all licenses, certificates, consents, approvals, and permits from governmental authorities materially necessary to use and operate each Property in accordance with the provisions hereof and of the Lease and to enter into and perform this Agreement, the Lease and the other Operative Documents.

      7.11 Compliance; Taxes. Each Property acquired on a Property Closing Date will comply in all material respects with all applicable Legal Requirements. Agent will use and occupy each Property, and each Property is acceptable to Agent, for its business purposes. There has been no material damage to any Property nor are any condemnation or eminent domain proceedings pending, or to Agent's knowledge, threatened with respect thereto. Agent is not in default in the payment of any taxes levied or assessed against it or its assets, non-payment of which would materially and adversely affect Agent or its ability to perform under this Agreement, under the Lease or any other Operative Document to which Agent is a party.

      7.12 Use of Advances. On each Property Closing Date, Agent has or will use all Advances provided to it solely for application against the Cost of the Properties, as agent of Owner, in accordance with the terms and conditions of this Agreement, the Lease and the Loan Agreement.

      7.13 Lease. On each Property Closing Date, Agent will unconditionally accept each Property under the Lease, no offset will exist with respect to any Basic Rent or other sums payable under the Lease and no Basic Rent or other sum payable under the Lease will have been prepaid.

      7.14 Use. None of the Permitted Encumbrances applicable to any Property acquired on any Property Closing Date will interfere in any material respect with the intended use by Agent of such Property.

      7.15 ERISA. Agent is not entering into this Agreement or any other Operative Document or transaction contemplated hereby or thereby, directly or indirectly, in connection with any arrangement in any way involving any "prohibited transaction," within the meaning of ERISA and the Code.

      7.16 Property Related Information. On each Property Closing Date, all information provided by or on behalf of Agent to the engineers in connection with the environmental site assessment reports contemplated by Section 5.1.10 hereof or to the appraiser in connection with any Appraisal contemplated by
Section 5.1.16 hereof is true, accurate and complete in all material respects.

      7.17 Location of Office and Records. Agent's office and principal place of business in the Commonwealth of Massachusetts is located in the City of Boston and the office where Agent will keep its corporate records concerning the Properties and the Operative Documents is in Boston or such other location as the Agent shall indicate to Owner and Agent Bank in writing. Agent will notify Owner, Beneficiary, Agent Bank and LC Issuer promptly (but in no event later than five Business Days after any such change) of any change in any of the information set forth in this Section 7.17.

      7.18 Brokers. Except for Placement Agent, Agent has not retained any broker, finder or financial advisor in connection with the transactions contemplated by the Operative Documents. Agent will hold the Indemnified Parties harmless from any fee due Placement Agent or in connection with any breach of the representations contained in the first sentence of this Section 7.18.

                                    ARTICLE 8

                     REPRESENTATIONS AND WARRANTIES OF OWNER

      Owner and, to the extent set forth in the last paragraph of this Article 8, Bank, represent and warrant to Agent as follows as of the each Closing Date:

      8.1 Organization and Power. (a) Bank is a national banking association, duly formed, validly existing and in good standing under the laws of the United States and duly qualified to transact business in Connecticut; and (b) Owner and Bank have the full corporate power and authority and all necessary licenses and permits pertaining to its banking and trust powers under the laws of the United States of America (i) to execute, deliver and perform the terms and provisions of this Agreement and the other Operative Documents to which Owner, or Bank, as the case may be, is a party, and (ii) to acquire and hold a fee estate in each Property. All of the Beneficial Interest is owned by Beneficiary. Owner is not engaged and shall not engage in any other business and has and shall have no other liabilities; in each case except as expressly permitted by this Agreement and the other Operative Documents.

      8.2 Agreements Legal and Authorized. This Agreement and the other Operative Documents to which Owner, or Bank, as the case may be, is a party have been duly authorized by Owner and Bank, as the case may be, by all necessary corporate action and duly executed and delivered by them and, assuming the due authorization, execution and delivery thereof by the other parties thereto, are legal, valid and binding obligations of Owner, or Bank, as the case may be, enforceable against each thereof in accordance with their respective terms.

      8.3 Litigation. There is no action, suit or proceeding pending, or to the best of Owner's or Bank's knowledge threatened, against or affecting Owner or Bank at law or in equity before any court, or by or before any federal, state, municipal or other governmental department, commission, bound, bureau, agency, or instrumentality or arbitration which, if adversely determined, would materially and adversely affect any Property or would question the right, power and authority of Owner or Bank to enter into or perform this Agreement or any other Operative Document to which either thereof is a party.

      8.4 No Violation. Neither the execution, delivery or performance by Owner, or Bank, as the case may be, of this Agreement or the other Operative Documents to be delivered by Owner, or Bank, as the case may be, nor compliance herewith or therewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) any law in effect as of each Closing Date or (ii) any order, writ, injunction or decree of any court or other governmental authority, or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to such agreement or instrument, except the liens and security interests created, and as permitted, by the Operative Documents.

Neither the execution, delivery or performance by Owner of this Agreement, or the Operative Documents to be delivered by Owner or Bank, as the case may be, nor compliance by Owner or Bank, as the case may be, herewith or therewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the certificate of incorporation or by-laws of Owner or Bank or (ii) any agreement or instrument to which Owner or Bank is a party or by which it is bound.

      8.5 Consents. No consent, license, approval or authorization of, or filing, registration or declaration with, or exemption or other action by, any governmental or public body, bureau or agency (including courts) under the laws of the United States of America or the State of Connecticut is required in connection with the execution and delivery or performance by Owner of this Agreement or any other Operative Document to which Owner, or Bank, is a party.

      The foregoing representations are made by Owner not in its individual capacity but solely as Trustee under the Owner Trust Agreement, except with respect to the following representations which are made by Bank in its individual capacity: the representations in the first sentence of Section 8.1,
Section 8.2, the matters contained in Section 8.3 as they relate to any such proceedings affecting Bank, the matters set forth in Section 8.4 to the extent that they relate to agreements to which Bank is a party in its individual capacity and the matters set forth in Section 8.5 to the extent that they relate to Bank in its individual capacity pertaining to its banking or trust powers.

                                    ARTICLE 9

                              DEFAULTS AND REMEDIES

      9.1 Events of Default. Any of the following shall constitute an Event of Default by Agent under this Agreement and under all of the Operative Documents:

            (a) If Agent defaults in making payment of any sum payable hereunder and such default continues for two days after written notice thereof; or

            (b) If, as of the time when the same shall have been made or repeated, any representation or warranty of Agent set forth herein or in any consent, notice, certificate, demand, request or other instrument delivered by or on behalf of Agent in connection with or pursuant to this Agreement or any of the Operative Documents to which Agent is a party or the transactions contemplated hereby or thereby shall prove to have been incorrect or misleading in any material respect when made; or

            (c) If Agent defaults in the performance in any covenant, agreement, or obligation on the part of Agent to be performed under this Agreement, and such default continues for a period of 30 days after notice thereof from Owner; or

            (d) An Event of Default, as defined in the Lease shall have occurred and be continuing under the Lease; or

            (e) An Event of Default shall occur and be continuing under the Guaranty, or any default shall occur and be continuing under the Assignment or the Assignment of Guaranty.

      9.2 Remedies. After any Event of Default hereunder, Owner shall have all rights and remedies available at law and in equity and without limiting the generality of the foregoing, may elect to exercise any or all of the following remedies which shall be cumulative and not exclusive:

            (a) Terminate Agent's authority and all of Agent's rights and privileges under this Agreement;

            (b) Exercise all rights and remedies under any or all of the Operative Documents, including, without limitation, demand payment of liquidated damages under clause (v) of paragraph (c) of Article 21 of the Lease;

            (c) Demand immediate payment of all sums due hereunder together with interest thereon at the Overdue Rate until paid; and

            (d) Recover from Agent all other damages and expenses that Owner may have sustained by reason of the Event of Default, including, without limitation, reasonable attorneys' fees and expenses, which damages and expenses shall be paid by Agent as they are incurred by Owner, together with interest thereon at the Overdue Rate until paid.

      9.3 Costs of Enforcement. If an action shall be brought by Owner for the enforcement of any provision of this Agreement, Agent shall pay to Owner all reasonable out-of-pocket costs and other expenses that may become payable as a result thereof, including, without limitation, reasonable attorneys' or consultants' fees and expenses.

      9.4 Cumulative Remedies. No right or remedy herein conferred upon or reserved to Owner is intended to be exclusive of any other right or remedy and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Owner to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Agreement shall not be construed as a waiver or a relinquishment thereof for the future.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1 Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. Agent hereby agrees to non-exclusive personal jurisdiction and venue in the state courts of the Commonwealth of Massachusetts and the United States District Courts located in the City of Boston and the Commonwealth of Massachusetts, the choice of such forum to be at Owner's sole discretion.

      10.2 Notices; Modification; Waiver .

            (a) All notifications, notices, demands, requests and other communications herein provided for or made pursuant hereto shall be in writing and shall be sent by (i) registered or certified mail, return receipt requested, and such communication shall be deemed complete on the third Business Day after the same is deposited in a United States Post Office with postage charges prepaid, or (ii) reputable overnight delivery service and the giving of such communication shall be deemed complete on the immediately succeeding Business Day after the same is deposited with such delivery service: (a) if to Owner, addressed to such party at 10 State House Square, Hartford, Connecticut 06103,
Attention: Corporate Trust Administration, or (b) if to Agent, addressed to such party at 745 Atlantic Avenue, Boston, Massachusetts 02110, Attention: Treasurer, or at such other address as Owner or Agent shall have specified to the other in writing, and, except as otherwise set forth above, such notifications, notices, demands, requests or other communications shall be deemed given on the date of receipt.

            (b) This Agreement may not be modified or discharged except by an instrument in writing executed by Owner and Agent. No requirement hereof may be waived at any time except by an instrument in writing signed by the party against whom such waiver is sought, nor shall any waiver be deemed a waiver of any subsequent breach or default of Agent.

      10.3 Illegal Provision. If any provision herein contained shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      10.4 Binding Effect; Third Party Beneficiary.

            (a) The covenants, conditions and agreements herein contained shall bind, and the benefits and advantages shall inure to, the respective administrators, successors and assigns of the parties hereto. Agent acknowledges that Owner's rights hereunder, but not Owner's obligations, are being assigned to Agent and that Agent may exercise all of Owner's rights under this Agreement in accordance with the provisions hereof and of the Assignment. Whenever used, the singular shall include the plural, the plural include the singular and the use of any gender shall include all genders.

            (b) Agent Bank, Lenders, Beneficiary and LC Issuer shall be third party beneficiaries of this Agreement with respect to those provisions that explicitly or implicitly are for the benefit of Agent Bank, Lenders, Beneficiary or LC Issuer.

      10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

      10.6 Headings. The Table of Contents preceding this Agreement and the headings to the various sections of this Agreement have been inserted for the convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

      10.7 Reproduction of Documents. This Agreement and all documents relating thereto, (except any Notes) including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents delivered at each Closing, and (c) financial statements and other information previously or hereafter furnished to either party, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original document so reproduced. Owner and Agent each stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall otherwise be admissible in evidence.

      10.8 Time of Essence. Time is of the essence of this Agreement.

      10.9 Payment of Expenses. Agent shall pay or cause to be paid, regardless of whether the transactions contemplated hereunder shall occur, and in connection with any amendment or modification to any Operative Document the reasonable fees and expenses of Owner, Agent Bank, Lenders, Beneficiary, LC Issuer, and their respective counsel, including local counsel (it being understood that such costs shall not include the costs of any special counsel retained by any individual Lender (other than Lenders' Counsel) to represent such Lender separately prior to any Event of Default), together with all other reasonable out-of-pocket expenses incurred by such parties for third-party costs, whether or not capitalized by Agent, including, but not limited to, fees and expenses of appraisal fees, environmental site assessment costs, title insurance fees, survey costs, transfer costs and recordation fees, in connection with each Closing or any amendment or modification of any Operative Document regardless of whether the transactions contemplated in a connection with such Closing, amendment or modification of any Operative Document are consummated. Agent shall pay or cause to be paid from time to time the fees of Bank for its trust services as Owner and as Trustee under the Owner Trust Agreement. Agent agrees to indemnify and hold harmless the Indemnified Parties from and against any and all liability and loss with respect to or resulting from the non-payment or delayed payment of any of the foregoing fees and expenses including any interest or penalties thereon, and from and against any and all finders' or brokerage fees and commissions that may be payable to any party claiming to have dealt with, or acted on behalf of Agent, in connection with any of the transactions contemplated hereunder. In connection with any amendment or modification to any Operative Document, a fee for such amendment or modification may be negotiated between Agent and Owner, Agent Bank, Lenders, Beneficiary and LC Issuer. The agreements contained in this Section 10.9 shall survive the payment of the Notes, and all other amounts due hereunder and the termination of this Agreement or Agent's authority hereunder.

      10.10 Advisory Fee. In connection with the transactions contemplated by this Agreement, Agent shall pay a fee to Placement Agent as set forth in a separate fee agreement between the parties.

      10.11 Limited Liability of Owner. Anything in this Agreement to the contrary notwithstanding, except with respect to Lessor Liens, any representation or warranty made by Owner in its individual capacity in any Operative Document or clause (v) or (vi) below, it is understood and agreed that (irrespective of any breach of any representation (except made in its individual capacity), covenant, agreement or undertaking of any nature whatsoever made by Owner in this Agreement or in any other Operative Document) no recourse shall be had under any rule of law, statute or constitution or by the enforcement of any assessments or penalties or otherwise for the payment of any amounts due hereunder or for any claim based herein or otherwise in respect hereof against
(i) Owner, in its individual capacity, except as a result of its gross negligence, fraud or willful misconduct or any holder of the Beneficial Interest therein, or any past, present or future Affiliate, officer, director, Owner, shareholder, agent, employee or partner thereof or any of its legal representatives, successors or assigns, (ii) Subsequent Owner, in its individual capacity, except as a result of its gross negligence, fraud or willful misconduct or (iii) any Person on the grounds that in entering into the transactions evidenced by any of the Operative Documents to which Owner is a party, Owner or any other holder of the Beneficial Interest therein was acting as an agent for the account and benefit of such Person and that such Person was or was alleged to be the principal of Owner (unless Owner is acting or failing to act in accordance with instructions of such Person). By entering into this Agreement, each party hereto agrees that (except as specifically provided above) all such liability (a) of Owner, in its individual capacity, or any other holder of the Beneficial Interest therein or any past, present or future partner, officer, director, shareholder, agent or employee thereof or director or shareholder of any partner thereof or any of their respective legal representatives, successors or assigns, (b) of any Subsequent Owner, in its individual capacity, or (c) of such other Person, is and is being expressly waived and released as a condition of and as a consideration for the execution of the Operative Documents, and Agent Bank, the Lenders and their respective successors and assigns agree to look solely to the Trust Estate and to the sums due and to become due under the Lease, the Agency Agreement and the Guaranty for the payment of Owner's Obligations.

      Nothing contained herein or in any of the Operative Documents, however, shall be taken to (i) prevent recourse to and the enforcement against the Trust Estate of and for all liabilities, obligations and undertakings contained in the Operative Documents, (ii) limit, restrict, or impair the right of any registered Owner of any of the Notes to accelerate the maturity thereof upon the occurrence of an Event of Default, (iii) prevent the bringing of an action or obtaining of a judgment against Owner or any holder of the Beneficial Interest therein; provided that, except as set forth in (v) and (vi) below, and as providing in the preceding paragraph, none of the Owner or any holder of the Beneficial Interest nor any past, present, or future partner, officer, director or shareholder thereof or director or shareholder of any partner thereof or any of their respective legal representatives, successors or assigns, or any corporation, partnership (or any partner thereof) or Subsequent Owner shall have any individual or personal liability on such judgment and the satisfaction thereof shall be limited to the Trust Estate and the sums due and to become due under the Lease, the Agency Agreement or the Guaranty, (iv) prevent the bringing of an action or obtaining of a judgment to foreclose the lien of any Deed of Trust or otherwise realize upon the Trust Estate or the sums due or to become due under the Lease, the Agency Agreement or the Guaranty, including the right to proceed against the Agent/Lessee under the Lease or the Agency Agreement, or the Guarantor under the Guaranty, (v) prevent recourse against the Bank for payment of net income, franchise, estate, inheritance, succession, transfer or profits taxes assessed against the Bank that Agent/Lessee is not obligated to pay or discharge under the Lease, or (vi) prevent recourse to the Bank directly for damages resulting from its fraud, gross negligence or willful misconduct.

      10.12 Waiver of Jury Trial. EACH OF THE OWNER AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAVIER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTY HERETO. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED

OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

            IN WITNESS WHEREOF, the undersigned set their hands under seal as of the day and year first above written.


                             IRON MOUNTAIN STATUTORY TRUST - 1999

                             BY:  FIRST UNION NATIONAL BANK, not in its
                             individual capacity except as expressly set forth herein, but solely as Trustee under the Owner Trust Agreement dated as of July 1, 1999


                             By: /s/ Diane M. Welsh
                                 ---------------------------------
                                 Name: DIANE M. WELSH
                                 Title: Vice President


                             IRON MOUNTAIN RECORDS MANAGEMENT,
                             INC.


                             By: /s/ J.P. Lawrence
                                 ---------------------------------
                                 Name: J.P. Lawrence
                                 Title: VP, Treasurer

                            APPENDIX I - Definitions

      Acquisition Outside Date means the earlier to occur of (i) the date upon which the aggregate of Loans outstanding equals the Maximum Loan Amount, or (ii) January 1, 2001.

      Actual Knowledge by a Person or Persons with respect to the occurrence or non-occurrence of an event, means knowledge of such occurrence or non-occurrence by the officer of such Person or Persons in the best organizational position to have such knowledge.

      Addition has the meaning set forth in Article 10 of the Lease.

      Additional Improvements means, with respect to any Property, the improvements, constructed and installed on such Property under and pursuant to
Section 10(d) of the Lease in accordance with Approved Plans.

      Additional Obligations has the meaning set forth in paragraph (b) of
Article 3 of the Lease.

      Adjusted LIBOR means, for any LIBOR Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) LIBOR by (b) a percentage equal to 1.00 minus the LIBOR Reserve Percentage for such LIBOR Period.

      Adjustment Price has the meaning set forth in paragraph (a) of Article 29(a) of the Lease.

      Advance has the meaning set forth in Section 3.1(a) of the Agency
Agreement.

      Affiliate, means, with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      Agency Agreement means the Agency Agreement, dated as of July 1, 1999, by and between Owner and Agent, as amended or supplemented from time to time.

      Agent means Iron Mountain Records Management, Inc., a Delaware corporation, in its capacity as agent under the Agency Agreement.

      Agent Bank means Wachovia Capital Investments, Inc., as agent for the Lenders under the Loan Agreement and the other Operative Documents, or any successor Agent Bank appointed pursuant to Section 8.6 of the Loan Agreement.

      Agent/Lessee has the meaning set forth in the Preliminary Statement of the Loan Agreement.

      Alternate Base Rate means that fluctuating interest rate per annum in effect from time to time equal the greater of (x) the Prime Rate and (y) the Overnight Federal Funds Rate plus 50 basis points (.50%).

      Applicable Leverage Ratio has the meaning set forth in the Credit
Agreement.

      Applicable Officer means the Treasurer, any Assistant Treasurer, Controller, Chief Accounting Officer or Chief Financial Officer of any Person, or if such Person no longer has an officer with such title, the chief executive officer or other officer performing the equivalent function.

      Appraisal has the meaning set forth in Section 5.1.16 of the Agency Agreement.

      Approved Plans has the meaning set forth in Section 10(d) of the Lease.

      Assignment means the Assignment of Lease and Agency Agreement, dated as of July 1, 1999, from the Owner to Agent Bank and consented to by Lessee/Agent, as amended, modified or supplemented from time to time, as permitted thereby.

      Assignment and Acceptance means an assignment and acceptance entered into by a Lender and an Eligible Assignee or an Affiliate of a Lender, and accepted by the Agent Bank and, if required by Section 10.14 of the Loan Agreement, by the Owner, in substantially the form of Exhibit E of the Loan Agreement.

      Assignment of Guaranty means the Assignment of Guaranty dated as of July 1, 1999, as amended or supplemented from time to time, from Owner, as assignor, to Agent Bank, as assignee and consented to by Guarantor.

      Authorized Representative means, when used with respect to any Person, any officer with the corporate trust office of Owner, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

      Bank means First Union National Bank, in its individual capacity, and any successor thereto as trustee under the Owner Trust Agreement.

      Banking Day means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close and on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank market.

      Bankruptcy Laws means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts of any Person.

      Basic Rent has the meaning set forth in paragraph (a) of Article 3 of the Lease.

      Basic Term has the meaning set forth in Article 2 of the Lease.

      Basic Term Commencement Date means the earlier to occur of (i) the first day of the month following the date upon which the aggregate of all Loans outstanding equals the Maximum Loan Amount, or (ii) January 1, 2001.

      Beneficial Interest means the entire right, title and interest of the Beneficiary in and to the Trust Estate.

      Beneficiary means, collectively, the Secured Beneficiary and the Equity Beneficiary.

      Breakage Costs has the meaning set forth in Section 2.5.6(b) of the Loan Agreement.

      Business Day means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in Georgia, New York, Connecticut or Massachusetts.

      Closing means the Initial Closing, any Property Closing or any funding with respect to Additional Improvements.

      Closing Date means the date upon which a Closing is to occur.

      Code means the Internal Revenue Code of 1986, as amended from time to time.

      Commitment means, for any Lender, the Remaining Maximum Loan Amount multiplied by such Lender's Percentage.

      Completion Date has the meaning set forth in Section 10(d) of the Lease.

      Conveyance Document means a general warranty deed dated on or about any Closing Date from the seller to Owner and any other bill of sale, assignments or other instrument conveying a Property or a portion thereof to Owner.

      Cost of the Property means as to any Property the sum of (i) the cost of the acquisition of such Property including, without limitation, (x) the Additional Improvements and (y) any real estate or other related transfer taxes and (ii) certain transaction costs relating to the transactions contemplated hereby, including legal fees and expenses, transactional fees, closing fees, placement agent fees, appraisal fees, environmental site assessment fees and title and survey expenses, all as determined in good faith by Agent and set forth in an Officer's Certificate accompanied by supporting documentation and materials satisfactory to Owner and Agent Bank.

      Credit Agreement means the Second Amended and Restated Credit Agreement, dated as of September 26, 1997, as amended by Amendment No. 1 dated as of December 31, 1997, Amendment No. 2 dated as of November 9, 1998, Amendment No. 3 dated as of February 26, 1999 and Amendment No. 4 dated as of April 16, 1999 and Amendment No. 5 dated as of July 14, 1999, each among Guarantor, as borrower, and the banks named therein and The Chase Manhattan Bank, as agent, as amended, amended and restated, modified, extended, refinanced or supplemented from time to time, except to the extent that the Operative Documents refer to it as in effect on the date hereof.

      Debt Reinvestment Premium means, as of any date of determination, that portion of the Reinvestment Premium which is equal to the product of (a) the Reinvestment Premium as of such date multiplied by (b) the fraction obtained by dividing (i) the aggregate outstanding principal amount of the Notes as of such date by (ii) the sum of the amount in clause (i) plus the Equity Investment as of such date.

      Deed of Trust Beneficiary means, collectively, the Person named as the beneficiary under any Deed of Trust.

      Deed of Trust Trustee means, collectively, the Person who acts as deed of trust trustee under any Deed of Trust.

      Deeds of Trust means the Mortgages, Deeds of Trust, Deeds to Secure Debt Security Agreements and Fixture Filings or similar instruments hereafter granted by Owner to a deed of trust trustee and to Agent Bank for the benefit of Agent Bank as agent for the registered owners of the Notes secured thereby, as the same may be amended, modified or assigned from time to time, granting a first mortgage or deed of trust lien (or conveying title to secure a debt as applicable,) on Owner's interests in each of the Properties.

      Default means any act or occurrence which, with notice, lapse of time or both, would constitute an Event of Default under any Operative Document.

      Depositary has the meaning set forth in paragraph (b) of Article 12 of the Lease.

      Dispute Notice has the meaning set forth in Article 12(b)(ii) of the Lease.

      EBITDA has the meaning set forth in the Guaranty.

      Eligible Assignee means any of (a) a commercial bank or finance company or other institutions that typically engage in transactions of this type, organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $1,000,000,000 calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country having total assets in excess of $1,000,000,000; (d) the central bank of any country; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution approved by the Agent Bank, such approval not to be unreasonably withheld.

      Environmental Laws means any and all applicable federal, state and local laws relating to the environment, land use, protection of national resources, regulation or control of hazardous substances or environmental health and safety, including obligations under the common law, ordinances, rules, regulations, permits, approvals, orders, decrees, consent orders, private agreements to which Lessee is a party or by which it is bound (such as covenants, conditions and restrictions) and publications having the force of law, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, including obligations under the common law, ordinances, rules, regulations, private agreements (such as covenants, conditions and restrictions) and publications, now or hereafter existing relating to the environment, land use, protection of natural resources, regulation or control of Hazardous Substances or environmental health and safety and includes but shall not be limited to the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), as amended by the

Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. ss.1801 et seq.), the Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Air Act (42 U.S.C. ss.7401 et seq.), the Clean Water Act (33 U.S.C. ss.1251 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.).

      Environmental Permits has the meaning set forth in paragraph (i) of
Article 9 of the Lease.

      Equity Beneficiary means JH Equity Realty Investors, Inc., a Delaware corporation, together with its successors and assigns as a beneficiary under the Owner Trust Agreement.

      Equity Investment means the outstanding amount from time to time of the equity investment made by the Beneficiary on any Property Closing Date, and which shall at all times be 4% of the Cost of the Properties as of the date of determination.

      Equity Reinvestment Premium means, as of any date of determination, that portion of the Reinvestment Premium which is equal to the product of (a) the Reinvestment Premium as of such date multiplied by (b) the fraction obtained by dividing (i) the Equity Investment as of such date by (ii) the sum of the amount in clause (i) plus the aggregate outstanding principal amount of the Notes as of such date.

      Equity Return means a return on the amount of the Equity Investment outstanding from time to time with respect to the Properties equivalent to interest thereon calculated in accordance with Schedule B of the Lease.

      Equity Return Rate means (i) LIBOR plus 350 basis points, for all Properties as to which the LIBOR Rate is applicable under the Loans with respect to such Properties, and (ii) the Alternate Base Rate plus 350 basis points per annum for all Properties as to which the Alternate Base Rate is applicable.

      ERISA means the Employee Retirement Income Security Act of 1974, as amended.

      ERISA Affiliate means any Person that is under "common control" with Lessee, Agent or any Subsidiary (within the meaning of Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA).

      Event of Default when used in a particular Operative Document has the meaning set forth therein unless otherwise indicated.

      Exchange Property has the meaning set forth in paragraph (a) of Article 33 of the Lease.

      Excluded Payments means (i) indemnity payments payable directly to the Owner, the Beneficiary, the LC Issuer or Bank by Lessee or Agent pursuant to Articles 8 or 9 of the Lease or pursuant to Section 2.3, of the Agency Agreement, as the case may be, (ii) amounts payable directly to the Owner, the Beneficiary, the LC Issuer or Bank under the Lease in respect of public liability insurance proceeds, (iii) fees payable to Bank for its services as the Trustee, (iv) fees and expenses payable to or on behalf of the Owner, the Beneficiary, the LC Issuer or Bank, pursuant to Section 10.9 of the Agency Agreement and (v) any right to enforce the payment against Lessee or Agent of any amount described in clauses (i), (ii), (iii) or (iv).

      Excluded Taxes has the meaning set forth in paragraph (a) of Article 6 of the Lease.

      Existing Improvements means the buildings, improvements, fixtures and other property to be acquired simultaneously with any Land Parcel by Agent/Lessee on behalf of Owner pursuant to the Agency Agreement on each Property Closing Date, but excluding any personal property which constitutes Trade Fixtures or Lessee's property pursuant to Section 10(d) of the Lease and which is placed on any Land Parcel by Lessee for Lessee's own account and not as agent for Owner under the Agency Agreement.

      Expiration Date has the meaning specified in Section 4.1 of the Deed of Trust.

      Force Majeure means any fire, explosion, accident, flood, storm, earthquake or other casualty or strike, lockout, act of God, or other circumstance outside of such Person's control.

      Funded Indebtedness has the meaning set forth in the Guaranty.

      GAAP or generally accepted accounting principles means, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

      Grant means mortgage, grant, convey, assign, create a security interest in, bargain, sell, pledge, warrant, give, transfer and set over.

      Guarantor means Iron Mountain Incorporated, a Delaware corporation, together with its permitted successors and assigns.

      Guaranty means the Unconditional Guaranty, dated as of July 1, 1999 from Guarantor to Owner, as amended and supplemented from time to time.

      Hazardous Substances means (i) those substances included within the definitions of or identified as "hazardous substances", "hazardous materials", or "toxic substances" in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et seq.) (CERCLA), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1613) (SARA), the Resource Conservation and Recovery Act of 1976 (42 U.S.C., ss.6901 et seq.) (RCRA), the Occupational Safety and Health Act of 1970 (29 U.S.C. ss.651 et seq.) (OSHA), and the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains
(A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C. ss.1251 et seq., (33 U.S.C. ss.1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. ss.1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated as hazardous, toxic or "special wastes" under applicable local, state or federal law, or the United States government, or which are classified as hazardous, toxic or as "special wastes" under federal, state or local laws or regulations, including any Environmental Laws.

      Improvements means as to any Property, collectively, the Existing Improvements and any Additional Improvements with respect to such Property.

      Indebtedness has the meaning set forth in the Guaranty.

      Indemnified Party means each of Owner, Bank, Deed of Trust Trustee, Lenders, Agent Bank, Beneficiary, LC Issuer, Placement Agent, and their respective shareholders, officers, directors, partners, employees, attorneys and agents, licensees, and any holder of any beneficial interest in any of such Persons.

      Individual Trustee means W. Jeffrey Kramer, not individually but solely in his capacity as individual trustee under the Owner Trust Agreement, together with his successors or assigns as individual trustee thereunder.

      Initial Closing has the meaning set forth in Section 4.1 of the Agency Agreement.

      Initial Closing Date has the meaning set forth in Section 4.1 of the Agency Agreement.

      Interest Period shall mean a calendar month or any portion thereof.

      Interim Term has the meaning set forth in Article 2 of the Lease.

      Interim Term Commencement Date means generally, the date of delivery of the Lease by Lessor and Lessee, and with respect to each Property, the Property Closing Date for such Property.

      Iron Mountain 1998 Synthetic Lease Transaction means the "Overall Transaction" as defined in Appendix I to the Lease Agreement dated as October 1, 1998, as amended or supplemented from time to time between Iron Mountain Statutory Trust - 1998 and Lessee.

      Land Parcels means the certain parcels of land on which the warehouse facilities to be leased to Lessee under the Lease will be located, as more fully described in Schedule A to each of the Agency Agreement and the Lease, as amended and supplemented from time to time.

      LC Deeds of Trust means the Mortgages, Deeds of Trust, Deeds to Secure Debt Security Agreements and Fixture Filings, relating to each Property dated on or about the date of the Closing for each Property, from Owner to Deed of Trust Trustee and to LC Issuer, for the benefit of LC Issuer, as the same may be amended, modified or assigned from time to time.

      LC Issuer means BTM Capital Corporation, a Delaware corporation, as issuer of the Letter of Credit.

      LC Security Documents means the LC Deeds of Trust and all other documents executed by the Owner as security for the performance by the Owner of its obligations under the Reimbursement Agreement.

      Lease means the Lease Agreement, dated as of July 1, 1999, between the Owner, as lessor, and Lessee, as lessee, together with all amendments, modifications and supplements thereto, including any Lease Supplement, and any memorandum or short form thereof entered into for the purpose of recording, registration or filing.

      Lease Proposal means the Revised Lease Terms and Conditions from BTM Capital Corporation to Agent, dated May 26, 1999.

      Lease Supplement means the Supplement to Lease entered into on each Property Closing Date with respect to one or more Properties or in connection with Additional Improvements and in the form of Schedule G to the Lease.

      Legal Requirements means all laws, rules, orders, ordinances, regulations and requirements now existing or hereafter enacted or promulgated, of every government and municipality having jurisdiction over each Property and of any agency thereof, relating to each Property, or the improvements thereon, or the facilities or equipment thereon or therein, or the streets, sidewalks, vaults, vault spaces, curbs and gutters adjoining each Property, or the appurtenances to such Property, or the franchises and privileges connected therewith and including, without limitation, Environmental Laws.

      Lender Assignment has the meaning set forth in Section 10.14.1 of the Loan Agreement.

      Lender Assignment Conditions has the meaning set forth in Section 10.14.1 of the Loan Agreement.

      Lender(s) means each financial institution listed on Schedule 1 to the Loan Agreement as such Schedule may be modified from time to time in connection with a transfer pursuant to Section 10.14 of the Loan Agreement.

      Lender's Additional Costs has the meaning set forth in Section 5.9 of the Loan Agreement.

      Lender's Counsel means Day Berry & Howard LLP as counsel to the Agent Bank and to the Lenders collectively.

      Lender's Percentage means the percentage listed next to Lender's name on
Schedule 1 of the Loan Agreement.

      Lending Office has the meaning set forth in Section 2.4 of the Loan Agreement.

      Lessee means Iron Mountain Records Management, Inc., a Delaware corporation, and its permitted successors and assigns.

      Lessee's Default has the meaning specified in Section 7.1 of the Deed of Trust.

      Lessee's Loss has the meaning set forth in paragraph (a) of Article 12 of the Lease.

      Lessor means, Iron Mountain Statutory Trust - 1999, a Connecticut statutory trust, and its permitted successors and assigns.

      Lessor Lien means any lien on or with respect to any Property which is not specifically permitted by the terms of the Lease and which results from (i) nonpayment by Lessor or any member, partner, shareholder or beneficiary of Lessor or any affiliate of any of the foregoing (the Lessor Parties), of any tax, assessment or like charge imposed on any Lessor Party, other than any tax, assessment or like charge the payment of which is Lessee's obligation under the Lease; (ii) claims against or acts and omissions of any Lessor Party arising out of events or conditions that are not related to the transactions contemplated by the terms of the Lease or are in violation of any of the obligations of Lessor under any of the terms of the Lease; (iii) claims against any Lessor Party arising out of any transfer (whether voluntary or involuntary) by such Lessor Party of any portion of its interest in such Property or its rights under the Lease that is neither permitted hereunder nor consented to in writing by Lessee; or (iv) any other act of, claim against or lien created by any Lessor Party, or any Person claiming by, through or under any Lessor Party, that is neither permitted under the terms of the Lease nor consented to in writing by Lessee.

      Lessor Parties has the meaning specified in the definition of Lessor Lien.

      Letter of Credit means the irrevocable standby letter of credit, no. B0162-2006, dated the Closing Date, issued by LC Issuer for the account of Owner and for the benefit of Agent Bank and the Lenders, and all amendments and supplements thereto and replacements therefor.

      Letter of Credit Lenders means all Lenders except Agent Bank (in its capacity as a Lender hereunder).

      LIBOR means the rate of interest per annum (expressed as an annual rate rounded to the nearest one-hundredth of a basis point) equal to the London interbank offered rate for deposits in U.S. dollars for a period equal to the applicable LIBOR Period as of 1:00 p.m. local London time, on the LIBOR Interest Setting Date for such LIBOR Period. The applicable LIBOR shall be determined on the basis of offered rates for deposits in U.S. Dollars by reference to the Telerate, Inc. display designated as page 3750 (or such other page as may replace such page on the Telerate, Inc. service for the purpose of displaying London interbank offered rates); provided, however, that if Telerate, Inc. shall not publish or shall cease publication of such information, the applicable LIBOR shall be determined on the basis of offered rates for deposits in U.S. Dollars by reference to the rate shown on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks); and provided further that if Reuters Monitor Money Rates Service shall not publish or shall cease publication of such information, the applicable LIBOR shall be determined by reference to the rate at which deposits in U.S. dollars are offered by the principal office of the Agent Bank in the London interbank market for the applicable LIBOR Period. The determination of LIBOR by the Agent Bank shall be conclusive absent manifest error.

      LIBOR Interest Setting Date means, with respect to any LIBOR Period, the date which is two Banking Days before the first day of such LIBOR Period.

      LIBOR Period means, with respect to each Loan, the period commencing on and including the first day of the first calendar month occurring after the funding date of such Loan and ending on the last day of the calendar month during which such Loan was made, and, thereafter the period commencing on the last day of the immediately preceding LIBOR Period and ending on the same numerical day in the calendar month thereafter; provided that:

                  (1) if any LIBOR Period would otherwise end on a day which is not a Banking Day, that LIBOR Period should be extended to the next succeeding Banking Day, unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Banking Day;

                  (2) for purposes of calculating interest on the Notes for any LIBOR Period, such calculation shall include the first day, but exclude the last day, of any such LIBOR Period; and

                  (3) any LIBOR Period that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Banking Day of the calendar month at the end of such LIBOR Period.

      LIBOR Portion means any portion of the Loans with respect to which interest shall be calculated at the LIBOR Rate in accordance with Section 2.5.2(a) of the Loan Agreement.

      LIBOR Rate means with respect to the applicable LIBOR Period, the Adjusted LIBOR plus the LIBOR Spread applicable to such LIBOR Period.

      LIBOR Reserve Percentage for any LIBOR Period, means the reserve percentage (expressed as a decimal) on the applicable LIBOR Interest Setting Date, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent Bank, at its principal office with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, as such term is defined in Regulation D Board of Governors of the Federal Reserve

System, as in effect from time to time (or with respect to any other category of liabilities which includes deposit by reference to which the interest rate on LIBOR Rate Loans is determined having a term equal to such LIBOR Period).

      LIBOR Spread has the meaning set forth in Section 2.5.2(b) of the Loan Agreement.

      Lien of this Deed of Trust and terms of like import mean the security title or security interest or other interest or charge Granted to the Deed of Trust Trustee for the benefit of Deed of Trust Beneficiary or to Deed of Trust Beneficiary under the Deed of Trust or subsequently Granted under the Deed of Trust or pursuant to the Deed of Trust to the Deed of Trust Trustee for the benefit of Deed of Trust Beneficiary or to Deed of Trust Beneficiary (whether made by the Owner or any other Person) or otherwise created, which title, interest, or charge effectively constitutes any property as a part of the security held by the Deed of Trust Trustee for the benefit of Deed of Trust Beneficiary or by Deed of Trust Beneficiary.

      Liens has the meaning set forth in Section 10(c) of the Guaranty, and shall also include, without limitation, any notices of contract, statement of claim with respect to unpaid costs or mechanics or materialmen's liens, by or on behalf of any contractor or subcontractor or any agent of agent or any contractor or subcontractor with respect to any items of work or activities with respect to any construction or alteration of any Property.

      Limited Lessee Risk Conditions means, collectively, the following: (i) there shall have been no condemnation, damage, destruction or taking of substantially all of any Property and all Additions, if any, are substantially complete; (ii) no Default or Event of Default shall have occurred and be continuing under the Lease, including, without limitation, any Default in Lessee's obligation to maintain the Properties or comply with Legal Requirements; (iii) Lessee shall not have exercised its purchase option under paragraph (a) of Article 27 of the Lease; (iv) either (x) a sale to a third party of the Properties has been consummated on or prior to the Term Termination Date and Lessor has received, in immediately available funds, on the Term Termination Date, the Net Proceeds of sale of such Properties plus payment of the Maximum Lessee Risk Amount and any Additional Obligations then due and owing hereunder with respect to such Properties, or (y) a sale to a third party of the Properties has not been so consummated on the Term Termination Date and the Lessee has vacated the Properties and surrendered and returned the Properties to Lessor in the condition required by Article 25 of the Lease, and Lessor has received, in immediately available funds on or before the Term Termination Date thereof, payment of the Maximum Lessee Risk Amount and any Additional Obligations then due and owing under the Lease with respect to the Properties;
(v) the Lease has not been terminated prior to the Term Termination Date; (vi) no amendment, modification, supplement, consent, waiver, approval, settlement, extension, compromise or accommodation of the Lease or the Agency Agreement has been entered into or given without the prior written consent of the LC Issuer; and

(vii) the Properties are free and clear of all liens and encumbrances except for the lien of the LC Deed of Trust, the Deed of Trust, liens for taxes for the current year which are not due and payable and Permitted Encumbrances described in (a), (c) and (i) of the definition thereof, and any liens for taxes, assessments and other governmental charges, which are not then due and payable and which are not allocable to the period before the date of termination or expiration of the Lease with respect to the applicable Property.

      Liquid Investments has the meaning set forth in the Credit Agreement and reiterated on Schedule 2.

      Loan Agreement means the Loan Agreement, dated as of July 1, 1999, among the Lenders, the Agent Bank and Owner, as amended and supplemented from time to time.

      Loans has the meaning set forth in Section 2.1(a) of the Loan Agreement.

      Maturity Date has the meaning set forth in Section 2.1(a) of the Loan Agreement.

      Maximum Lease Term means, as to each Property, the maximum Term of the Lease with respect to such Property.

      Maximum Lessee Risk Amount means an amount calculated as set forth in Schedule F of the Lease for each relevant period and Property.

      Maximum Lessor Risk Amount means an amount calculated as set forth in Schedule F of the Lease for each relevant period and Property.

      Maximum Loan Amount means Fifty-Four Million, Five Hundred Thousand and 00/100 ($54,500,000), of which up to $2,500,000 may be attributable to Additional Improvements.

      Memorandum of Lease means the memorandum or short form of the Lease delivered for recording purposes.

      Moody's has the meaning set forth in Article 12 of the Lease.

      Net Award has the meaning set forth in paragraph (c) of Article 12 of the Lease.

      Net Proceeds means, upon the sale of any Property to a third party, the net amount of the proceeds of such sale, after deducting from the gross proceeds of such sale (i) all sales taxes and other taxes (excluding any Excluded Taxes),
(ii) all fees, costs and expenses of such sale incurred by Lessor or by Lessee, as Lessor's agent, unless separately paid or reimbursed by Lessee, and

(iii) any other amounts for which, if not paid, Lessor would be liable or which, if not paid, would constitute a lien on such Property.

      Notes means the promissory notes issued to the Lenders pursuant to Article 2 of the Loan Agreement evidencing the Loans.

      Officer's Certificate means a certificate executed and delivered by the Applicable Officer of Lessee or Agent, or such other officer of Lessee or Agent certified by the Applicable Officer as being in the best position to know the substance of the matters contained in such certificate.

      Operative Documents has the meaning set forth in Section 5.1.1 of the Agency Agreement.

      Other Deeds of Trust means, in connection with any reference to a Deed of Trust encumbering a Property, all of the other Deeds of Trust encumbering all of the other Properties.

      Other LC Deeds of Trust means, in connection with any reference to an LC Deed of Trust encumbering a Property, all of the other LC Deeds of Trust encumbering all of the other Properties.

      Overall Transaction means the purchasing, financing, leasing and managing of the Properties in accordance with the Operative Documents and the Lease Proposal.

      Overdue Rate means (i) when used with reference to the Equity Investment or any amount payable in respect of the Equity Investment, including the Equity Return, plus 2% (ii) when used with reference to the Notes or any amount payable under the Loan Agreement, the Overdue Rate as defined in Section 2.5.3 of the Loan Agreement.

      Overnight Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent Bank from three Federal funds brokers of recognized standing selected by it in its sole discretion acting in good faith.

      Owner has the meaning specified in the Owner Trust Agreement.

      Owner Trust Agreement means the Owner Trust Agreement, dated as of July 1, 1999, among Bank, Individual Trustee, Secured Beneficiary and Equity Beneficiary, as amended and supplemented from time to time.

      Owners Obligations means the Loans outstanding under the Loan Agreement from time to time and all other obligations of the Owner to the Agent Bank or to the Lenders of every kind or description, direct or indirect (by participation or otherwise), absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, primary or secondary, due or to become due, arising under or by virtue of the Loan Agreement, any other Operative Document or any other instrument, document, certificate or agreement made in connection herewith or therewith, whether now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and whether recovery thereof may be or hereafter become barred by any statute of limitations or become otherwise unenforceable, and the same includes obligations to perform acts or refrain from acting as well as obligations to pay money.

      Payment Dates has the meaning set forth in paragraph (a) of Article 3 of the Lease.

      Permitted Encumbrances means with respect to a Property:

      (a) rights reserved to or vested in any municipality or public authority to condemn, appropriate, recapture or designate a purchaser of the Property;

      (b) any liens thereon for taxes, assessments and other governmental charges and any liens of mechanics, materialmen and laborers for work or services performed or material furnished in connection with the Property, which are not due and payable, or the amount or validity of which are being contested as permitted by Article 6 of the Lease;

      (c) easements, rights-of-way, servitudes, zoning laws, use regulations, and other similar reservations, rights and restrictions and other minor defects and irregularities in the title to the Property listed in the mortgagee's title insurance policy delivered pursuant to the Loan Agreement or granted in accordance with the provisions of
            Article 34 of the Lease;

      (d) all other matters affecting title existing on the date of the Lease as set forth in Schedule G to the Lease;

      (e)   the Lease;

      (f) the lien of the Deed of Trust and any rights granted by the Deed of Trust;

      (g)   the Assignment;

      (h) the LC Security Documents, provided the lien of all of the same and the rights of the beneficiaries thereof shall be subject and subordinate to the lien of the Deed of Trust and of the Assignment and the rights of the Deed of Trust Trustee and the Deed of Trust Beneficiary under the Deed of Trust and under the Assignment (and, in each case, the lien of and rights under any other instruments securing the obligations of the Owner secured by the Deed of Trust); and

      (i) such other matters as are set forth on Schedule B to Owner's title insurance policy (or commitment therefor).

      Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof.)

      Placement Agent means BTM Financial Services, Inc., a Delaware corporation and an Affiliate of LC Issuer.

      Plan means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that Lessee, Agent, Beneficiary, any Subsidiary or any ERISA Affiliate maintains, contributes to or is obligated to contribute to for the benefit of employees or former employees of Lessee, Agent, Beneficiary, any Subsidiary or any ERISA Affiliate.

      Prepayment Date has the meaning specified in Section 6.2 of the Deed of Trust.

      Prime Rate refers to that interest rate so denominated and set by Wachovia Bank, N.A. from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia Bank, N.A.. Wachovia Bank, N.A. lends at interest rates above and below the Prime Rate.

      Property means (i) each Land Parcel, (ii) all Improvements located or to be located on such Land Parcel, (iii) all other real and personal property placed on, affixed or appurtenant to, such Land Parcel by Agent pursuant to the terms of the Agency Agreement or by Lessee pursuant to the terms of the Lease, including, without limitation, any equipment and other personal property identified from time to time on Schedule A to each of the Agency Agreement and the Lease, as such schedules may be amended, supplemented or modified from time to time (but excluding Trade Fixtures), (iv) any and all accessions, additions, improvements, substitutions and replacements with respect to any of the foregoing, and (v) all easements, rights and appurtenances with respect to such Land Parcel.

      Property Closing means the acquisition of a Proposed Property by Owner pursuant to the Agency Agreement.

      Property Closing Date means the date on which a Property Closing occurs.

      Property Closings has the meaning set forth in Section 4.4 of the Agency Agreement.

      Property Designation Notice has the meaning set forth in Section 4.2 of the Agency Agreement.

      Proposed Property has the meaning in Section 4.2 of the Agency Agreement.

      Purchase Price has the meaning set forth in Schedule E attached to the Lease.

      Recordable Documents has the meaning specified in Section 3.3 of each Deed of Trust.

      Register has the meaning set forth in Section 10.14.3 of the Loan
Agreement.

      Regulation D means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

      Regulatory Change means any change after the Closing Date in United States federal, state or foreign laws or regulations (including Regulation D and the laws or regulations which designate any assessment rate relating to certificates of deposit or otherwise) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including any Lender, of or under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

      Reimbursement Agreement means the Reimbursement and Remarketing Agreement, dated as of July 1, 1999, between the Owner and the LC Issuer, as amended, modified or supplemented from time to time.

      Reinvestment Premium means, with respect to the termination of the Lease and the purchase of all of the Properties by Lessee pursuant to Article 34 of the Lease, and the accompanying prepayment of the Loan and the Equity Investment on any Payment Date occurring on or prior to July 31, 2002, a premium in one of the following amounts: (i) if such Payment Date is a date on or prior to July 31, 2000, an amount equal to two percent (2%) of the Cost of the Properties as of such Payment Date; (ii) if such Payment Date is a date on or after August 1, 2000 but on or prior to July 31, 2001, an amount equal to one percent (1%) of the Cost of the Properties as of such Payment Date; and (iii) if such Payment Date is a date on or after August 1, 2001 but on or prior to July 31, 2002, an amount equal to one-half of one percent (0.5%) of the Cost of the Properties as of such Payment Date.

      Remaining Maximum Loan Amount means the Maximum Loan Amount less the aggregate of all Loans made by the Lenders, in each case as of the date of determination thereof.

      Remarketing Period has the meaning set forth in paragraph (b) of Article 27 of the Lease.

      Required Lenders means, as of a particular date, except as hereinafter set forth, Lenders holding at least 51% of the aggregate principal amount of all Notes outstanding or, if no Loans are then outstanding, Lenders having at least 60% of the aggregate Lender's Percentages' provided, further, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase the obligation of any Lender to make Loans to Owner pursuant to the Loan Agreement or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest on, any Loan or reduce the amount of any fee or other amount payable to or for the benefit of any Lender pursuant to any Operative Document (including, without limitation, reduce the amount of any installment of Basic Rent, or any amount of Additional Obligations, Termination Value, Purchase Price, Maximum Lessee Risk Amount, Maximum Lessor Risk Amount or Adjustment Price); (iii) postpone any date fixed for any payment of principal of, or interest on, any Advance or any fee or other amount payable to or for the benefit of any Lender pursuant to any Operative Document (including, without limitation, postpone any date fixed for the payment of any installment of Basic Rent, or any date for the payment of Additional Obligations, Termination Value, Purchase Price, Maximum Lessee Risk Amount, Maximum Lessor Risk Amount or Adjustment Amount); (iv) change the percentage of the Lender Percentage, or of the aggregate unpaid principal amount of any of the Loans, or the number of Lenders, which shall be required for the Lenders or the Agent Bank or any of them to take any action under any Operative Document; (v) change any provision relating to the use of proceeds of the Loans, or of Sections 2.6, 3, 4.1, 5.9 or 8.9 of the Loan Agreement, or this definition; (vi) release any of the security for the obligations of Owner or the Lessee under any Operative Document; (vii) release the Guarantor from its obligations under the Guaranty. Notwithstanding anything in this definition to the contrary, no amendment, waiver or consent shall be made with respect to Sections 4.3 or 8 of the Loan Agreement without the consent of the Agent Bank; or modify, alter or waive any provision of the Letter of Credit or any comfort letter issued in connection with the Letter of Credit.

      Requisition has the meaning set forth in Section 3.1.4 of the Loan Agreement.

      Responsible Officer has the meaning set forth in the Owner Trust
Agreement.

      Secured Beneficiary means BTM Capital Corporation, a Delaware corporation, together with its successors and assigns as a beneficiary under the Owner Trust Agreement.

      S&P has the meaning set forth in Article 12 of the Lease.

      Spread Determination Date has the meaning set forth in Section 2.5.2(b) of the Loan Agreement.

      Stock means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity (including, without limitation, a partnership, business trust or limited liability company), whether voting or nonvoting, and including, without limitation, common stock, preferred stock, beneficial interests in trusts, securities convertible into or exchangeable for stock, or warrants or options for any of the foregoing.

      Subsequent Owner or Subsequent Lessor means (i) any and every future purchaser, assignee or transferee of the Property or any part thereof permitted under the Operative Documents and (ii) any and every future purchaser, assignee or transferee of the interest of any owner in the Property permitted under the Operative Documents, but upon the sale, assignment or transfer of all of such right, title and interest in and to the Property by a Subsequent Owner or Subsequent Lessor, as the case may be, such Subsequent Owner or Subsequent Lessor, as the case may be, shall cease to be a Subsequent Owner or Subsequent Lessor, as the case may be.

      Subsidiary, with respect to any corporation (the parent), means a corporation or partnership of which the parent, at the time in respect of which such term is used, owns directly, or controls with power to vote, indirectly through one or more Subsidiaries, shares of greater than fifty percent (50%) of its Voting Stock. The term Subsidiary, when used in the Operative Documents without reference to any particular Person, means a Subsidiary of Guarantor.

      Substantially Complete or Substantial Completion means, with respect to any Additional Improvements, complete in substantial accordance with Approved Plans.

      Taxes has the meaning set forth in Section 5.9 of the Loan Agreement.

      Term of this Lease and words of like import means, collectively, the Interim Term and the Basic Term.

      Term Termination Date means the fifth anniversary of the Basic Term Commencement Date.

      Termination Date means, as to any Property, the date specified by Lessee for termination of the Lease as to such Property in accordance with paragraph
(c) of Article 12 of the Lease.

      Termination Notice has the meaning set forth in paragraph (a) of Article 27 of the Lease.

      Termination Value has the meaning specified in Schedule C of the Lease.

      Title Company means the title company as specified in the title policy required by Section 5.1.4 of the Agency Agreement

      Total Property Cost means Fifty-Six Million, Seven Hundred Seventy Thousand, Eight Hundred Thirty-Three Dollars and 33/100 ($56,770,833.33) of which up to $2,500,000 may be attributable to Additional Improvements.

      Trade Fixtures has the meaning set forth in paragraph (a) of Article 11 of the Lease.

      Trust Estate has the meaning specified in the Owner Trust Agreement.

      Trustee means First Union National Bank, not individually but solely in its capacity as trustee under the Owner Trust Agreement, together with its successors or assigns as trustee thereunder.

      Uniform Commercial Code means the Uniform Commercial Code as enacted in the applicable State in which each Property is located, as amended from time to time.

      Unused Amount Fee has the meaning set forth in Section 4.1 of the Loan Agreement.

      Voting Stock, with respect to a corporation, means the stock of such corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the Board of Directors (or other governing body) of such corporation, and with respect to any partnership, means the partnership interests in such partnership the owners of which are entitled to manage the affairs of the partnership, or vote in connection with the management of the affairs of the partnership or the designation of another Person as the Person entitled to manage the affairs of the partnership (it being understood that, in the case of any partnership, "shares" of Voting Stock shall refer to such partnership interests).

                                   SCHEDULE A

                                  Land Parcels


                   [Intentionally blank as of Initial Closing]